Cathay General Bancorp and Cathay Bank Director Thomas G. Tartaglia Passes Away

LOS ANGELES, Jan. 30, 2012 /PRNewswire/ -- Cathay General Bancorp (the "Company," NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), announced today that Mr. Thomas G. Tartaglia, a director of the Company, passed away. He was 88. Mr. Tartaglia joined the Board of Directors of the Company in 1990 when it was first established and has also been a director of the Bank since 1986.

"We are deeply saddened by the news of Tom's passing," says Mr. Dunson K. Cheng, Chairman, President, and Chief Executive Officer of the Company. "Tom joined the Bank in 1984 as the Chief Operating Officer and was elected as a director of the Bank's board in 1986 and of the Company's board in 1990. He retired from full-time management in 1990 but continued as a director. During his long and distinguished service, Tom had overseen many of the Bank's operational and organizational developments. In addition, he was also a contributing member of the Company board's Audit and Risk Management Committee. Tom was an esteemed colleague and dear friend. He will be greatly missed."

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.

CONTACT: Heng W. Chen, +1-626-279-3652